(LOGO) GE Capital
Real Estate


GE Capital Loan Services, Inc.
P.O. Box 671588, Houston,TX 77267
363 North Sam Houston Parkway East, Suite 1200
Houston, TX 77060
281-405-7000


January l4,2000

Arthur Andersen LLP
711 Louisiana Street
Suite 1300
Houston, Texas 77002


As of and for the year ended December 31, 1999, GE Capital Loan Services, Inc.'s ("GECLS") servicing of multi-family and commercial mortgage loans has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. GECLS's Fidelity Bond and Errors and Omissions policies provide coverage of up to $550,000,000 as of December 31, 1999. For other errors and omission liabilities GECLS is self-insured for risks of errors and omissions in the performance of its commercial mortgage loan servicing business by General Electric Capital Corporation, its corporate parent.


Joseph F. Beggins
President and Chief Executive Officer

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